CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Northern Lights Fund Trust II and to the use of our report dated January 29, 2014 on the financial statements and financial highlights of Mariner Managed Futures Strategy Fund (formerly known as Mariner Hyman Beck Fund), a series of Northern Lights Fund Trust II.  Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 28, 2014